This definitive pricing supplement has been filed for the sole purpose of correcting the unofficial PDF copy attached to the original 424(b)(5) submission filed on May 17, 2006.
                                                Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-130089

Pricing Supplement No. 20 dated May 15, 2006.
(To Prospectus dated April 12, 2006 and Prospectus
Supplement dated April 12, 2006) This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

       Fixed Rate IncomeNotes(sm) (that are also asset-backed securities)
                        Issued through and Obligations of

                   Hartford Life Global Funding Trust 2006-056
                                (Issuing Entity)

                   5.50% Callable Notes due November 15, 2010

The description in this pricing supplement of the particular terms of the 5.50% IncomeNotes(sm) (that are also asset-backed securities) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                                PROVISIONS RELATING TO THE NOTES

Interest Rate:             5.50%                 Trade Date:                May 22, 2006

Price to Public:           100%                  Issuance Date:             May 25, 2006

Agent's Discount:          0.90%                 Stated Maturity Date:      November 15, 2010

CUSIP Number:              41659FKE3             Initial Interest Payment Date:      November
                                                 15, 2006
Day Count Convention:      30/360                Interest Payment Frequency:
                                                 Semi-Annually

                                                 Regular Record Dates:  15 days prior to any
Optional Redemption:       Yes [X] No [  ]       Interest Payment Date.
Optional Redemption Date:  May 15, 2008
   or any Interest Payment Date thereafter.      The Survivor's Option  [X] is  [  ]  is not
   Initial Redemption Percentage: 100%           available
   Annual Percentage Reduction: N/A                  Annual Put Limitation:          $1 million
   Redemption may be: [X] In whole only.         or 1%
                      [  ] In whole or in part.      Individual Put Limitation:       $250,000
                                                     Trust Put Limitation: N/A
Securities Exchange Listing:   None.             Authorized Denominations: $1,000 integral
                                                 amounts.
Other Provisions Relating to the Notes: None.    Special Tax Considerations: None.

Agents : Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Financial Services, Inc.; Wachovia Securities

                          INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:           Hartford Life Insurance Company

Interest Rate:             5.50%                  Effective Date:            May 25, 2006

Funding Agreement:         FA-406056              Stated Maturity Date:      November 15, 2010

Day Count Convention:      30/360                 Initial Interest Payment Date:      November
                                                  15, 2006
Special Tax Considerations:         None.         Interest Payment Frequency:
                                                  Semi-Annually
Optional Redemption:       Yes [X] No [  ]        Survivor Option:  Under the Funding
Optional Redemption Date:  May 15, 2008               Agreement, Hartford Life Insurance
    or any Interest Payment Date thereafter.          Company [X] is [  ] is not  required to
    Initial Redemption Percentage:   100%             provide the Trust with amounts it needs to
    Annual Percentage Reduction:    N/A               honor valid exercises of the Survivor's
    Redemption may be: [X] In whole only.             Option.
                       [  ] In whole or in part.
                                                  Other Provisions Relating to the Funding
                                                  Agreement: None.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard P. Rubin, Senior Counsel.


  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of May 25, 2006, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of May 25, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

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